                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)


    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            CERTIFIED GROCERS OF CALIFORNIA, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            CERTIFIED GROCERS OF CALIFORNIA, LTD.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

PRELIMINARY COPY

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            2601 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040

                              -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 2, 1996

    The Annual Meeting of Shareholders of Certified Grocers of California, Ltd., a California corporation, will be held at the Wyndham Garden Hotel, 5757 Telegraph Road, City of Commerce, California, on April 2, 1996 at 9:00 a.m., for the following purposes:

        1. To elect the fifteen members of the Board of Directors for the ensuing year, twelve by the holders of Class A Shares and three by the holders of Class B Shares.


        2. To transact such other business as may properly come before the meeting, other than the approval of loans to or guaranties of the obligations of any patron of the Company upon the security of shares of stock of the Company or any director of the Company.


    The names of the nominees intended to be presented by the Board of Directors for election as Directors for the ensuing year are set forth in the accompanying proxy statement.

    Only shareholders of record at the close of business on February 6, 1996 will be entitled to vote at the meeting.

    All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       DAVID A. WOODWARD, CORPORATE SECRETARY


February   , 1996

PRELIMINARY COPY

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
            2601 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040

                            ------------------------

                                PROXY STATEMENT
                              -------------------

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of
Certified Grocers of California, Ltd. (the "Company") of proxies for use (1) at the Annual Meeting of Shareholders to be held April 2, 1996, or at any adjournment thereof (see, "SOLICITATION OF PROXIES FOR USE AT ANNUAL MEETING"), and (2) in connection with the approval of certain loans or guaranties by the Company or its subsidiaries (see, "SOLICITATION OF PROXIES REGARDING LOANS OR GUARANTIES"). Separate forms of proxy apply to the Annual Meeting and to the approval of such loans or guaranties. These separate forms of proxy accompany this proxy statement.

    A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.


    These proxy materials were first mailed to shareholders on or about February , 1996. The cost of soliciting the proxies, including the printing, handling and mailing of the proxies and related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.


                        SOLICITATION OF PROXIES FOR USE
                               AT ANNUAL MEETING

OUTSTANDING SHARES AND VOTING RIGHTS

    Only the holders of Class A Shares of record and the holders of Class B Shares of record at the close of business on February 6, 1996 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 50,600 Class A Shares and 365,529 Class B Shares.

    The Board of Directors of the Company consists of 15 directors, 12 of whom are to be elected at the Annual Meeting by the holders of the Company's Class A Shares and 3 of whom are to be elected by the holders of the Company's Class B Shares.


    Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of his intention to cumulate his votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (12 at this meeting) or the holder may distribute such votes among any or all of the nominees as he sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the 3 directors to be elected by the holders of Class B Shares. Discretionary authority to cumulate votes is solicited. The proxy holders named on the enclosed form of proxy relating to the Annual Meeting have no present intention to give notice of their intention to cumulate votes, but they may elect to do so in the event of a contested election or any presently unexpected circumstances.


    In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

    On all matters coming before the Annual Meeting, other than the election of directors, each Class A Share is entitled to one vote, and, except as may be required by California law, each Class B Share has no vote. California law extends to non-voting shares the right to vote upon certain matters such as certain amendments to the Articles of Incorporation which affect the rights of non-voting shares, certain reorganizations in which other securities are to be issued in exchange for the non-voting securities, and voluntary dissolution. No such matter is proposed to be submitted by management at the Annual Meeting and management is not aware that any such matter will be submitted by any other person.

ELECTION OF DIRECTORS

    At the Annual Meeting 15 directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Twelve directors are to be elected by the holders of the Company's Class A Shares and 3 directors are to be elected by the holders of the Company's Class B Shares.

    The following table sets forth certain information concerning the Board of Directors' nominees for election. All of the nominees are currently serving as directors of the Company, except for Mr. Bonfonte and Mr. DeLano. As of the date of this proxy statement, all nominees have consented to being named herein as nominees and to serve as directors if elected.

                                             YEAR
                                AGE AS OF    FIRST              PRINCIPAL OCCUPATION
             NAME               12/31/95    ELECTED             DURING LAST 5 YEARS
------------------------------  ---------   -------   ----------------------------------------
NOMINEES FOR ELECTION
 BY CLASS A SHARES
Louis A. Amen                      66        1974     President, Super A Foods, Inc.
John Berberian                     44        1991     President, Berberian Enterprises, Inc.,
                                                      operating Jons Markets
Lyle A. Hughes(1)                  58        1987     General Manager, Yucaipa Food Fair,
                                                      Inc., operating Calimesa Food Fair
Darioush Khaledi                   49        1993     Chairman of the Board and Chief Execu-
                                                      tive Officer, K.V. Mart Co., operating
                                                      Top Valu Markets and Valu Plus Food
                                                      Warehouse
Mark Kidd                          45        1992     President, Mar-Val Food Stores, Inc.
Willard R. MacAloney               60        1981     President and Chief Executive Officer,
                                                      Mac Ber, Inc., operating Jax Market
Jay McCormack                      45        1993     Owner-Operator, Alamo Market;
                                                      Co-owner, Glen Avon Market
Morrie Notrica                     66        1988     President and Chief Operating Officer,
                                                      Joe Notrica, Inc., operating The
                                                      Original 32nd Street Market
Michael A. Provenzano              53        1986     President, Pro & Son's, Inc., operating
                                                      Southland Market since 1993; formerly
                                                      President, Carlton's Market, Inc.
Allan Scharn                       60        1988     President, Gelson's Markets
James R. Stump                     57        1982     President, Stump's Market, Inc.
Kenneth Young                      51        1994     Vice President, Jack Young's Super-
                                                      markets; Vice President, Bakersfield
                                                      Food City, Inc. dba Young's Markets

                                             YEAR
                                AGE AS OF    FIRST              PRINCIPAL OCCUPATION
             NAME               12/31/95    ELECTED             DURING LAST 5 YEARS
------------------------------  ---------   -------   ----------------------------------------
NOMINEES FOR ELECTION BY CLASS
  B SHARES
Michael Bonfonte(2)                51        --       Chairman, President and Chief Executive
                                                      Officer,
                                                      Nob Hill General Store, Inc.
Harley DeLano                      58        --       President, Cala Co.
Roger K. Hughes(1)                 61        1985     Chairman of the Board and Director,
                                                      Hughes Markets, Inc.

--------------

(1) Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(2) Mr. Bonfonte previously served on the Company's Board of Directors from September 1989 until January 1992.

    The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received by them for the election of the above nominees unless such authority is withheld as provided in the proxy. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

                       SOLICITATION OF PROXIES REGARDING
                              LOANS OR GUARANTIES

BACKGROUND


    The Company and its subsidiaries make available to all patrons of the Company, including patrons holding the Class A Shares and Class B Shares of the Company and patrons serving as directors of the Company, or patrons affiliated with persons serving as directors, various forms of retail and financial assistance. Among these is assistance in the form of loans by the Company or its subsidiaries to such patrons, or guaranties by the Company or its subsidiaries of the obligations of such patrons. Such loans or guaranties are available to, and the Company presently intends to enter into loans or guaranties with, qualified patrons for such purposes as the acquisition of inventory and equipment, the remodeling or expansion of existing retail locations, the acquisition, leasing or development of new retail locations, and other general business purposes of such patrons.



    To be eligible for financial assistance in the form of loans or guaranties, the applicant must be a patron in good standing which is in compliance with all member requirements and policies and is not in default of any obligations to the Company or its subsidiaries. In addition to appropriate credit searches, and lien and title searches where security is involved, financial statements for two complete years are required, as well as interim and pro forma financial information. Additionally, the patron must make application and the transaction must be approved by the Company's Loan Committee. Where the transaction exceeds $3 million (including the amount of any outstanding loans), involves a guaranty, or involves a director or a patron affiliated with a director, Board of Directors approval (without counting the vote of any interested director) is also required.



    The terms of loan transactions vary depending upon the type of loan involved. Loans for the purpose of purchasing equipment are limited to a maximum term of seven years in the case of new equipment and five years in the case of used equipment. The maximum loan amount is 95% of the equipment cost, and is less depending upon the age and condition of the equipment. Loans for the purpose of purchasing inventory are limited to a maximum term of five years, and the maximum loan amount is 75% of the inventory cost. Loans for the purpose of satisfying deposit fund requirements are limited to a maximum term of five years, and the maximum loan amount is 100% of the deposit fund requirement. Loans for the purpose of purchasing an existing retail market location are limited to a maximum term of seven years, and the maximum loan amount is 75% of fair market value.



    With the exception of deposit fund loans, all loans are collateralized by the assets being financed. Proceeds of deposit fund loans are retained by the Company to satisfy deposit fund requirements and, thus, are available for offset. Loans are not made on a non-recourse basis, although the Company would be an unsecured creditor or as to any amounts owing in excess of amounts realized from collateral sales.



    Guaranty transactions principally involve patron lease obligations and are generally limited to base rent, common area maintenance charges, taxes and insurance. Guaranties of percentage rent and continuous operation requirements are not provided absent Board of Directors approval. Approval of lease guaranties requires favorable site evaluations respecting the rentals involved and the suitability of the site for the operation of a retail market of the type proposed. Guaranties of non-lease obligations arise infrequently and involve terms which are less standardized. The Company generally seeks to limit such guaranties to only a portion of the underlying obligation amount. Additionally, obligations guaranteed must relate to the patron's grocery business purposes, such as the remodeling, expansion or acquisition of market locations. All guaranty transactions are subject to the patron eligibility requirements and application and approval process previously discussed, including Board of Directors approval. In connection with guaranties, patrons are required to execute agreements providing for the reimbursement and indemnification of the Company with respect to all liabilities under the guaranty. Additionally, patrons are required to pay a monthly guaranty fee equal to 5% of the monthly base rent under the lease or 5% of the guaranty amount in the case of non-lease obligations.



    Where such loans or guaranties are made to shareholding patrons, they are made upon the security of the Class A Shares and Class B Shares of such patrons in that it is a condition of share ownership in the Company that the shares of such patrons be pledged as security for all their obligation to the Company. It is also important to the Company that those patrons serving as directors of the Company, and those patrons affiliated with persons serving as directors of the Company, not be precluded by the fact of such service from receiving such loans or guaranties from the Company and its subsidiaries when such would be available to them under the Company's retail and financial assistance programs absent such service. However, the California Corporations Code provides that unless approved by a majority of the shareholders entitled to act thereon (which in the case of the Company means the holders of Class A Shares), a corporation may not make any loan of money or property to, or guarantee the obligation of, (1) any person upon the security of shares of such corporation or its parent if such corporation's recourse in the event of default is limited to the security for the loan or guaranty, unless the loan or guaranty is adequately secured without considering these shares, or (2) any director or officer of such corporation or its parent.



    Under the California Corporations Code, any person entitled to vote shares may authorize another person or persons to act by proxy with respect to such shares. The enclosed form of proxy regarding loans or guaranties is being solicited in order to enable the designated proxy holders to vote, consider, act upon and, in their discretion, approve loans of money or property to, or guaranties of the obligations of, any patron of the Company upon the security of the Company's stock, and any director of the Company. By its terms, the enclosed form of proxy is valid through April 1, 1997. Until that time, and unless revoked by the person granting it, the proxy would empower the proxy holders to execute written consents to the taking of the foregoing actions without a meeting on behalf of the holders of the shares represented by the proxies.


    Proxies are not being solicited with respect to the approval of loans or guaranties in favor of officers of the Company, and the enclosed form of proxy does not confer any authority upon the proxy holders with respect to such matters.

VOTING RIGHTS

    The enclosed form of proxy regarding loans or guaranties is being solicited from the holders of Class A Shares of record at the close of business on February 6, 1996. On that date, the Company had outstanding 50,600 Class A Shares. Proxies are not being solicited from the holders of Class B Shares since loans or guaranties of the type involved do not require the approval of the holders of such shares.


    In voting upon loans or guaranties of the type here involved, Class A Shares would be entitled to one vote for each share, and there would be no right to cumulate votes. Approval of such loans or guaranties by means of the written consent of shareholders requires the written consent of the holders of a majority of the Class A Shares outstanding and entitled to vote, with the shares owned by the affected patron or director not being entitled to vote.


    In order for a loan or guaranty to be approved by the proxy holders, such proxy holders would be required to hold proxies entitled to be voted "In Favor" (as explained below) representing a majority of the Class A Shares entitled to vote with respect to such loan or guaranty, with the shares represented by the proxy of the affected patron or director not being entitled to vote. In addition, at least two of the proxy holders would have to exercise their discretion to vote the shares represented by such proxies to approve the loan or guaranty, and in the case of a loan or guaranty in favor of a director of the Company, approval would be required by at least two of the proxy holders, excluding any proxy holder affiliated with the director. Since approval of such loans or guaranties requires the proxy holders to hold proxies entitled to be voted "In Favor" representing a majority of the Class A Shares entitled to vote, the withholding by a shareholder of a proxy or the return of a proxy marked "Abstain" (as explained below) amounts to a vote by such shareholder against the approval of such loans or guaranties.


    The enclosed form of proxy provides boxes whereby the person giving the proxy may designate how it is to be exercised and voted. If the box labeled "In Favor" is marked, the proxy holders will give written consents with respect to the shares represented by the proxy in their discretion respecting approval of the loans or guaranties; if the box labeled "Against" is marked, the proxy holders will vote the shares represented by the proxy against the approval of the loans or guaranties; and, if the box labeled "Abstain" is marked, the proxy holders will not vote the shares represented by the proxy respecting approval of the loans or guaranties. If none of the foregoing designations is made, the proxy holders will give written consents with respect to the shares represented by the proxy as if the box labeled "In Favor" had been marked.


INTEREST OF CERTAIN PERSONS


    Inasmuch as the enclosed form of proxy is being solicited in part for the purpose of enabling the proxy holders to approve loans or guaranties to directors of the Company, all directors of the Company and all persons nominated for election as directors of the Company, have a potential interest in the matter. Patrons serving as directors or nominated for election as directors, and patrons affiliated with such directors and nominees, have sought loans or guaranties from the Company and its subsidiaries in the past and may be expected to do so in the future. In such event, they would have a direct interest in the approval by the proxy holders of any such loan or guaranty.


                             PRINCIPAL STOCKHOLDERS

    As of February 6, 1996, no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Co., Bay Area Warehouse Stores, Inc. and Ralphs Grocery Company, 777 South Harbor Boulevard, La Habra, California 90631 (28,620 Class B Shares or approximately 7.83% of the outstanding Class B Shares) (Cala Co. and Bay Area Warehouse Stores, Inc. are wholly owned by Ralphs Grocery Company which is in turn wholly owned by The Yucaipa Companies, 10000 Santa Monica Boulevard, Los Angeles, California 90067); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (26,106 Class B Shares or approximately 7.14% of the outstanding Class B Shares).

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of February 6, 1996, by each director and nominee, or their affiliated companies, and by all directors and nominees, and their affiliated companies, as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                             SHARES OWNED
                                            ----------------------------------------------
                                               CLASS A SHARES          CLASS B SHARES
                                            --------------------   -----------------------
                  NAME AND                   NO.     % OF TOTAL       NO.      % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING    SHARES     OUTSTANDING
  ----------------------------------------  ------   -----------   ---------   -----------
  Louis A. Amen
   Super A Foods, Inc.....................    100       0.20%          9,718      2.66%
  Michael Bonfonte
    Nob Hill General Store, Inc.(1).......    100       0.20%         10,803      2.96%
  Harley DeLano
    Ralphs Grocery Company(1)(2)..........    100       0.20%         28,620      7.83%
  John Berberian
    Berberian Enterprises, Inc............    100       0.20%          7,615      2.08%
  Lyle A. Hughes
    Yucaipa Trading Co., Inc.(3)(4).......    100       0.20%              0     --
  Roger K. Hughes
    Hughes Markets, Inc.(1)(3)............    100       0.20%         26,106      7.14%
  Darioush Khaledi
    K. V. Mart Co. .......................    100       0.20%         13,796      3.77%
  Mark Kidd
    Mar-Val Food Stores, Inc. ............    100       0.20%          1,787      0.49%
  Willard R. MacAloney
    Mac Ber, Inc..........................    100       0.20%          2,523      0.69%
  Jay McCormack
    Alamo Market(5).......................    100       0.20%            732      0.20%
  Morrie Notrica
    Joe Notrica, Inc. ....................    100       0.20%          8,148      2.23%
  Michael A. Provenzano
    Pro & Son's, Inc. ....................    100       0.20%            672      0.18%
  Allan Scharn
    Gelson's Markets(6)...................    100       0.20%          7,123      1.95%
  James R. Stump
    Stump's Market, Inc. .................    100       0.20%          1,866      0.51%
  Michael A. Webb
    SavMax Foods, Inc.(7).................    100       0.20%          8,410      2.30%
  Kenneth Young
    Jack Young's Supermarkets(8)..........    100       0.20%          2,660      0.73%
                                            ------       ---       ---------     -----
                                            1,600       3.16%        130,579     35.72%
                                            ------       ---       ---------     -----
                                            ------       ---       ---------     -----

------------------------
(1) Elected by holders of Class B Shares.

(2) These Class B Shares are owned by Ralphs Grocery Company and its affiliates, Cala Co. and Bay Area Warehouse Stores, Inc. Ralphs Grocery Company also owns an additional 100 Class A Shares.

(3) Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(4) Mr. Lyle Hughes is also affiliated with Yucaipa Food Fair, Inc. which owns 546 Class B Shares (0.15% of the outstanding Class B Shares).

(5) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 336 Class B Shares (0.01% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and no Class B Shares.

(6) These shares are owned by Arden Mayfair, Inc., the parent company of Gelson's Markets.

(7) Mr. Webb has not been nominated for election by the Board of Directors.

(8) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 355 Class B Shares. (0.01% of the outstanding Class B Shares).

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of six meetings during the fiscal year ended September 2, 1995. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which he served.

    The Company has an Audit Committee which presently consists of Gene Fulton, Lyle Hughes and Kenneth Young, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met two times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.


    The Company has a Personnel and Executive Compensation Committee which presently consists of Louis A. Amen, Roger Hughes, Darioush Khaledi, James R. Stump and Michael A. Webb, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met two times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors for its approval concerning such matters.



    The Company has a Nominating Committee which presently consists of Gene A. Fulton, Mark Kidd, Jay McCormack and Morrie Notrica who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met two times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors. The Nominating Committee will consider the recommendations of shareholders concerning persons to be nominated for election to the Board of Directors. The Company's Bylaws require that a director be either an employee of the Company, a shareholder, or that the director be a member of a partnership which is a shareholder, or an employee of a corporation which is a shareholder. Persons recommended to the Nominating Committee can be considered ONLY if they satisfy these requirements. All recommendations must be in writing and must be submitted to the Nominating Committee on or before September 1 of each year. Recommendations should be submitted to the Nominating Committee at the address of the Company's principal executive office set forth on the first page of this proxy statement.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted under the caption "Board Meetings and Committees", the Company's Personnel and Executive Compensation Committee (presently consisting of Directors Louis A. Amen, Roger Hughes, Darioush Khaledi, James R. Stump, Michael
A. Webb, and ex-officio member and Chairman of the Board, Willard R. MacAloney) is responsible for reviewing salaries and other compensation arrangements of the officers of the Company and for making recommendations to the Board of Directors concerning such matters.

    Except for Mr. MacAloney, no member of the Personnel and Executive Compensation Committee is, or has been at any time in the past, an officer or employee of the Company or any of its subsidiaries. As

Chairman of the Board, Mr. MacAloney is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled.

    The Company guarantees annual rent and certain other obligations of Mr. MacAloney as lessee under a lease of store premises located in La Puente, California. Annual rent under the lease is $62,487, and the lease term expires in April 1997. The Company also guarantees annual rent and certain other obligations of G & M Company, Inc., of which Mr. MacAloney is a shareholder, under a lease of store premises located in Santa Fe Springs, California. Annual rent under the lease is $82,544, and the lease term expires in October 1997. In consideration of its guarantees, the Company receives a monthly fee from G & M Company, Inc. equal to 5% of the base monthly rent under each lease.

    Grocers Capital Company ("GCC"), a subsidiary, guarantees a portion of a loan made by National Consumer Cooperative Bank ("NCCB") to K.V. Mart Co., of which director Darioush Khaledi is the President and a shareholder, and KV Property Company, of which director Darioush Khaledi is a general partner. The term of the loan is eight years, maturing January 1, 2002, and the loan bears interest at a floating rate based on the commercial loan base rate of NCCB. The loan is collateralized by certain real and personal property. The guarantee by GCC is limited to 10% of the $2.1 million principal amount of the loan. In consideration of its guarantee, GCC will receive an annual fee from K.V. Mart Co. equal to approximately 5% of the guarantee amount.


    GCC has guaranteed a portion of a $5,000,000 revolving loan made by NCCB to K.V. Mart Co. in November 1995. The loan has an initial maturity of two years, with the outstanding balance then converting to a five year term loan. The loan bears interest at a floating rate based on the commercial loan rate of NCCB. The loan is collateralized by certain real and personal property of K.V. Mart Co. The guaranty of GCC is limited to 10% of the outstanding principal amount of the loan. Since its inception, the highest outstanding principal amount of the loan has been and is presently $785,000. In consideration of its guaranty, GCC will receive an annual fee from K.V. Mart Co. equal to 5% of the guaranty amount.



    The Company is proposing to enter into a guaranty of rent and certain other obligations of K.V. Mart Co. under a lease of store premises to be constructed in Lynwood, California. The guaranty would be for a term of seven years. Annual rent under the lease will be $408,000. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.



    In December 1995, GCC purchased 10% of the common stock of K.V. Mart Co. for a purchase price, based upon appraised values, of approximately $3,000,000. In connection with this purchase, K.V. Mart Co., GCC, Mr. Khaledi and the other shareholders of K.V. Mart Co. agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by the other shareholders, and rights to have its common shares included in certain registered public offerings of common stock which may be made by K.V. Mart Co. In addition, GCC has the option to require the repurchase of its shares for any reason after December 2000, and until that time has the option to require repurchase upon the occurrence of certain specified events, including a material breach of the supply agreement referred to below, changes in management or control, and noncompliance with financial ratios. After December 1999, the repurchase price is fair market value as determined by appraisal, and until that time is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return. K.V. Mart Co. has the option to repurchase GCC's shares at any time and also in the event of a change in control of GCC or the Company or a material breach by the Company under the supply agreement referred to below. In the absence of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return, and after December 1999 is fair market value. In the event of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the lesser of a declining discount from fair market value or the original purchase price of the shares, and after December 1999 is fair market value. In connection with these transactions, K.V. Mart Co. entered into a seven year supply agreement with the Company whereunder K.V.

Mart Co. is required to purchase a substantial portion of its merchandise requirements from the Company. As of February 3, 1996, these purchases totalled approximately $5,659,000. The supply agreement is subject to earlier termination in certain situations.



    The Company guarantees annual rent and certain other obligations of Stump's Market, Inc., of which director James R. Stump is the President and a shareholder, as leasee under a lease of store premises located in San Diego, California. Annual rent under the lease is $26,325, and the lease term expires in May 1998. The Company also guarantees annual rent and certain other obligations of Stump's Market, Inc. as lessee under a lease of store premises at a second location in San Diego, California. Annual rent under this lease is $36,075, and the lease term expires in November 1997. In consideration of these guaranties, the Company receives a monthly fee from Stump's Market, Inc. equal to 5% of the base monthly rent under these leases.



    In fiscal 1994, GCC acquired 25,000 shares of preferred stock of SavMax Foods, Inc. ("SavMax"), of which director Michael A. Webb is the President and a shareholder. The purchase price was $100 per share. At the time, GCC owned 40,000 shares of preferred stock of SavMax which it acquired in fiscal 1992. As part of the new purchase of preferred stock, the annual cumulative dividend on the 65,000 shares of preferred stock owned by GCC was increased from $8.25 per share to $8.50 per share, payable quarterly. Mandatory partial redemption of this stock at a price of $100 per share began in 1994 and will continue annually thereafter for eight years, at which time the stock is to be completely retired. GCC also purchased from Mr. Webb and another member of his immediate family, 10% of the common stock of SavMax for a price of $2.5 million, which price was negotiated with reference to the repurchase price paid by SavMax for the common stock of a third party shareholder unrelated to GCC, Mr. Webb or his family member. In connection with this purchase, Mr. Webb, SavMax and GCC agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. Webb, and rights to have its common shares included in certain registered public offerings of common stock which may be made by SavMax. In addition, GCC has the option to require the repurchase of its shares for any reason after October 1998, and until that time has the option to require repurchase upon the occurrence of certain specified events, including a material breach of the supply agreement referred to below, changes in management or control, and noncompliance with financial ratios. After October 1998, the repurchase price is fair market value as determined by appraisal, and until that time is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return, or in certain events, is the greater of fair market value or the original purchase price of the shares. SavMax has the option to repurchase GCC's shares at any time and also in the event of a change in control of GCC or the Company or a material breach by the Company under the supply agreement referred to below. In the absence of a change in control or a material breach under the supply agreement, and until October 1998, the repurchase price is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return, and after October 1998 is fair market value. In the event of a change in control or a material breach under the supply agreement, and until October 1998, the repurchase price is the lesser of a declining discount from fair market value or the original purchase price of the shares, and after October 1998 is fair market value. In connection with these transactions, SavMax entered into a seven year supply agreement with the Company (to replace an existing supply agreement) whereunder SavMax is required to purchase a substantial portion of its merchandise requirements from the Company. As of February 3, 1996, these purchases totalled approximately $4,323,000 during fiscal 1996. The supply agreement is subject to earlier termination in certain situations.


    The Company guarantees certain obligations of SavMax under three leases of market premises located in Sacramento, San Jose and San Leandro, California. Each of these guaranties relates to the obligation of SavMax to pay base rent, common area maintenance charges, real estate taxes and insurance during the initial 20 year terms of these leases. However, the guaranties are such that the Company's obligation under each of them is limited to an amount equal to sixty monthly payments (which need not be consecutive) of the obligations guaranteed. Base rent is $40,482 per month under the Sacramento lease and $56,756 per month under the San Jose lease, in each case subject to a 7 1/2% increase at the end of each five years. Base rent is

$42,454 per month under the San Leandro lease, subject to a 10% increase at the end of each five years. In consideration of these guaranties, the Company receives a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.

    The Company guarantees certain obligations of SavMax under two leases of market premises located in Ceres and Vacaville, California. The leases have initial terms expiring in January 2005 and April 2007, respectively. Base monthly rent under the Ceres lease is presently $32,175, increasing to $34,425 in January of 2000. Base monthly rent under the Vacaville lease is presently $29,167, increasing by $25,000 per year in April of 1997 and 2002. In consideration of these guaranties, the Company will receive a monthly fee from SavMax equal to 5% of the base monthly rent under these leases.


    The Company leases certain market premises located in Sacramento and Vallejo, California, and in turn subleases these premises on the same rental terms to SavMax. The Sacramento sublease provides for a term of 20 years and the Vallejo sublease provides for a term of 10 years. Neither sublease contains options to extend, although SavMax has the option under each sublease to acquire the Company's interest under its lease on the condition that the Company is released from all further liability thereunder. The term of the Sacramento sublease commenced in September of 1994. The Sacramento premises consist of approximately 50,000 square feet and annual base rent under the lease and sublease is at the following per square foot rates: $8.00 during years 1 and 2; $8.40 during years 3 through 5; $8.82 during years 6 through 10; $9.26 during years 11 through 15; and, $9.72 during years 16 through 20. The term of the Vallejo sublease commenced in September of 1995 and annual base rent under the sublease is $279,000. In addition, under each of these subleases, the Company receives monthly an additional amount equal to 5% of the base monthly rent under the sublease.



    The Company is proposing to lease certain market premises to be constructed and located in Los Banos, California, which it in turn will sublease on the same rental terms to Maxco Foods, Inc. ("Maxco"), a corporation of which SavMax is a shareholder. The sublease to Maxco would provide for a term of 20 years, without options to extend, although Maxco will have the option to acquire the Company's interest under its lease on the condition that the Company is released from all further liability thereunder. The premises will consist of approximately 50,000 square feet and annual base rental under the lease and sublease is as follows:
$390,000 during years 1 through 5; $424,125 during years 6 through 10; $461,236 during years 11 through 15; and, $501,594 during years 16 through 20. In addition, the Company will receive monthly an additional amount equal to 5% of the base monthly rent under the sublease. In connection with this transaction, Maxco will enter into a seven year supply agreement with the Company whereunder Maxco would be required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement will be subject to earlier termination in certain situations.


    With respect to the Los Banos sublease, GCC is proposing to make a seven year equipment loan in the amount of $1,620,000, a five year inventory loan in the amount of $675,000 and a five year deposit fund loan in the amount of $350,000 to Maxco. The equipment and inventory loans will bear interest at prime plus 3%, and the deposit fund loan will bear interest at prime plus 2%. The loans will be secured by a security interest in all of the equipment, fixtures and inventory at the Los Banos store and by personal guarantees. In addition, in certain events, SavMax is required to assume the obligations of Maxco under the loans, the sublease of the Los Banos premises and the obligations of Maxco under its supply agreement with the Company.


    Since the Company's retail and financial assistance programs are only available to persons and entities which are patrons of the Company, it is not possible to assess whether the foregoing transactions are less favorable to the Company than similar transactions with unrelated third parties. However, management believes that each such transaction is on terms no more favorable to the patron than those which would be available to other similar patrons.



REPORT OF PERSONNEL AND EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION


    The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY


    In determining officer salaries, including that of the Chief Executive Officer ("CEO"), the Personnel and Executive Compensation Committee's policy is to set salaries at levels which recognize officer performance, are commensurate with the responsibilities assigned to the various officer positions, and will enable the Company to attract and retain highly qualified executives for its officer positions.



    In providing for increases in officer salaries for calendar year 1995, the Committee took note of the on-going cost reduction efforts implemented by the officer group under the direction of the CEO. These efforts were undertaken in response to the significant volume declines experienced by the Company as a result of a reduction in purchases by certain large retailers who commenced self-distribution programs or were acquired by chains already engaged in self-distribution. These efforts resulted in the consolidation of Company operations into fewer facilities and substantial savings in payroll expenses through significant reductions in the number of employees.



    In providing for an increase in the CEO's salary and the award of a bonus, as noted below, the Committee recognized the substantial efforts made under the CEO's leadership toward a restructuring of Company operations. Under the Company's newly launched comprehensive strategic initiative, labeled "C(3)" for "Certified's Commitment to Customers," an in-depth examination of Company operations, services and business practices was commenced, with a focus on commitment to growth, quality, cost efficiency and superior service. As a result, fiscal 1995 saw the addition of major new customers in Northern California and Arizona which are estimated to provide more than $250 million in new sales volume to the Company. In addition, reductions in prices to customers were also achieved through decreased transportation fees. Streamlining of Company operations resulting in cost efficiencies also moved forward under the CEO's direction, notably with respect to the Company's dairy manufacturing operations and the consolidation of the Company's equipment, facilities and transportation departments into a single function.



    The Committee's procedure in approving officers' salaries, including that of the CEO, involves meeting in closed session and without the CEO or other management personnel being present. In addition to the considerations mentioned above, this process, which is subjective in nature, centers on the Committee's consideration of the CEO's evaluation of each individual officer based on the CEO's perception of their performance in accordance with individual officer responsibilities as defined by personal and organizational goals and objectives, (such as cost reduction, increased efficiency, improvement of member services and product quality and streamlining of business operations), the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities and changes in the scope of officer responsibilities, and officer accomplishments and contributions during the preceding fiscal year. The Committee also reviews and discusses the salary recommendations made by the CEO for each officer. These recommendations do not include any recommendation as to the CEO's salary, and the Committee sets the CEO's salary based on its assessment of his performance in light of the foregoing policies and considerations. The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1995.


ANNUAL BONUSES


    In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Bonuses are paid from a bonus pool which is created if the Company has achieved an established minimum level of pre-patronage income for the preceding fiscal year. The amount of the bonus pool is calculated as a percentage of pre-patronage income, with the percentage varying depending on the level of pre-patronage income as a percentage of net sales. Amounts in the bonus pool are allocated among the Company's officers by the CEO, subject to the approval of the Board of Directors. The CEO does not participate in the bonus pool. However, a bonus was awarded to the CEO by the Board of Directors based on his performance as discussed above under "Salary." Bonuses awarded to the CEO and the named executives are disclosed in the Summary Compensation Table.


BENEFITS

    Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employees' Excess Benefit Plan, which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1995 for the benefit of the CEO and the other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection II, which is described in connection with the Pension Plan Table.

    Members of the Personnel and Executive Compensation Committee:
    Darioush Khaledi, Chairman
    Louis A. Amen
    Willard R. MacAloney
    James R. Stump
    Michael A. Webb

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION
                                --------------------------------------------------
                                                                        OTHER
                                FISCAL                                 ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)     BONUS($)   COMPENSATION($)   COMPENSATION($)
------------------------------  ------   ------------   --------   ---------------   ---------------
Alfred A. Plamann                1995         322,150    50,000             0            24,290(2)
 President & CEO                 1994         236,827         0           205            31,431
                                 1993         164,800         0           310            25,419
Donald W. Dill(1)                1995         147,047         0           167           175,169(3)
 Senior Vice President           1994         163,366         0           576            38,127
                                 1993         153,346         0         1,016            37,392
Daniel T. Bane(1)                1995         200,000    20,000           195             1,231(4)
 Senior Vice President & CFO     1994          21,539         0             0                 0
                                 1993               0         0             0                 0
Charles J. Pilliter              1995         172,000    15,000             0            13,174(5)
 Senior Vice President           1994         167,577         0           127            20,591
                                 1993         151,924         0           188            18,241
Donald G. Grose                  1995         147,000     7,500           357            11,232(6)
 Senior Vice President           1994         143,760         0           438            31,700
                                 1993         135,116         0           955            30,372

------------------------
(1) Mr. Dill retired  July 27, 1995  and Mr.  Bane joined the  Company July  26,
    1994.

(2) Consists of a $6,392 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $17,898 Company contribution to the Company's Employees' Excess Benefit Plan.

(3) Consists of $162,000 in severance benefits (representing 52 weeks of salary paid in accordance with the Company's past practices), a $3,466 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $9,703 Company contribution to the Company's Employees' Excess Benefit Plan.

(4) Consists of a $385 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $846 Company contribution to the Company's Employees' Excess Benefit Plan.

(5) Consists of a $3,467 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $9,707 Company contribution to the Company's Employee Excess Benefit Plan.

(6) Consists of a $7,158 Company contribution to the Company's Employees' Sheltered Savings Plan, and a $4,074 Company contribution to the Company's Employees' Excess Benefit Plan.

    In September 1994, the Board of Directors authorized a new supplemental executive pension plan (effective January 4, 1995) which provides retirement income based on each participant's final salary and years of service with the Company. The plan, called the Company's Executive Salary Protection Plan II ("ESPP II"), provides additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit will be facilitated through the purchase of life insurance policies, the premiums of which will be paid by the Company and participant contributions. The Company also has a defined benefit pension plan covering its non-union and executive employees. Benefits under the defined benefit plan are equal to credited service times the sum of 95% of earnings up to the covered compensation amount plus 1.45% of earnings in excess of the covered compensation amount. The covered compensation is based on IRS Tables.

    ESPP II supersedes and replaces the Executive Salary Protection Plan I ("ESPP I"). Under ESPP I, Certified purchased life insurance policies for certain officers. Upon reaching age 65 (or upon termination, if earlier), the employee was given the cash surrender value of the policy, plus any additional income taxes incurred by the employee as a result of such distribution.

    The following table sets forth the estimated annual benefits under the defined benefit plan and the ESPP II plan which qualifying officers with selected years of service would receive if they had retired on September 2, 1995 at the age of 65.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                                  ----------------------------------------------------------------
REMUNERATION                       5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   33 YEARS
--------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
  $100,000......................  $  26,008  $  52,016  $  68,024  $  69,032  $  70,040  $  71,653
  125,000.......................     32,530     65,060     85,090     86,370     87,650     89,697
  150,000.......................     39,052     78,104     89,455     91,007     92,559     95,042
  175,000.......................     45,302     87,904     89,455     91,007     92,559     95,042
  200,000.......................     51,552     87,904     89,455     91,007     92,559     95,042
  225,000.......................     57,802     87,904     89,455     91,007     92,559     95,042
  250,000.......................     64,052     87,904     89,455     91,007     92,559     95,042
  300,000.......................     76,552     87,904     89,455     91,007     92,559     95,042
  350,000.......................     86,352     87,904     89,455     91,007     92,559     95,042
  400,000.......................     86,352     87,904     89,455     91,007     92,559     95,042
  450,000.......................     86,352     87,904     89,455     91,007     92,559     95,042

    The Company's ESPP II is designed to provide a retirement benefit up to 65% of a participant's final compensation, based on a formula which considers an executive's final compensation and years of service. Remuneration under ESPP II is based upon an executive's highest annual base wage during the previous three completed years, which includes his or her annual salary as determined by the Board of Directors plus an automobile allowance with a 4% annual increase. The benefit is subject to an offset of the annual benefit which would be received from the defined benefit plan, calculated as a single life annuity at age sixty-two. To qualify for participation in the benefit, the executive must complete three years of service as an officer elected by the Board of Directors of the Company. Executives will vest at a rate of 5% per year with all years of continuous service credited. The ESPP II maximum annual benefit upon retirement for calendar 1995 shall not exceed $84,800 and will be paid over a 15-year certain benefit. This maximum benefit will increase annually thereafter at the rate of 6%. Lesser amounts are payable if the executive retires before age sixty-five. The maximum annual amount payable by years of service is reflected within the table at the compensation level of $450,000. As of September 2, 1995, credited years of service for named officers are: Mr. Plamann, 6 years; Mr. Bane, 1 year; Mr. Dill, 37 years; Mr. Gross, 14 years; and Mr. Pilliter, 19 years.


EXECUTIVE EMPLOYMENT AND TERMINATION ARRANGEMENT



    In February 1996, the Company entered into an employment contract with Alfred A. Plamann, the Company's President and Chief Executive Officer. The contract has a three year term and provides for potential extensions to the contract if there is mutual agreement. Under the contract, Mr. Plamann will serve as the Company's President and Chief Executive Officer and will receive a salary of $365,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann will also be eligible for annual bonuses at the discretion of the Board of Directors based upon a review of his performance. The exact formula for future bonuses had not been determined at the date of the contract and will be added as an amendment to the contract at a later date. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions.



    The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.


DIRECTOR COMPENSATION

    Each director receives a fee of $300 for each regular board meeting attended, $100 for each committee meeting attended and $100 for attendance at each board meeting of a subsidiary of the Company on which the director serves. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE COMPANY, S&P 500 INDEX AND PEER ISSUERS**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             COMPANY      S&P 500     PEER ISSUERS
1990                100        100               100
1991               94.1      122.6             104.9
1992               89.5      128.4             110.8
1993               90.1      143.7             117.8
1994               89.9      147.4             125.9
1995               91.4      174.2             136.6

Assumes  $100  invested  on  August  31,  1990  in
Company  common  stock,  S&P  500  Index  and Peer
Issuers common stock

 * Total return assumes reinvestment of dividends

** Fiscal years ended August 31, 1991, August  29,
   1992,  August 28,  1993, September  3, 1994 and
   September 2, 1995

                          TRANSACTIONS WITH MANAGEMENT

    All firms with which directors and nominees are affiliated purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally. During the fiscal year ended September 2, 1995, Ralphs Grocery Co. and its affiliated companies (including Cala Co. of which nominee Harley DeLano is the President) accounted for a combined total of approximately 9.5% of consolidated sales. No other firm with which directors or nominees are affiliated accounted for in excess of 5% of the Company's consolidated sales.

    In September 1992, the Company guaranteed the obligations of Mar-Val Food Stores, Inc., of which director Mark Kidd is the President and a shareholder, under a lease of market premises located in Valley Springs, California. The guarantee is of the obligations of Mar-Val Food Stores, Inc. to pay base rent, common area costs, real estate taxes and insurance during the initial fifteen year term of the lease. Base rent under the lease is $10,080 per month. The Company's total obligation under the guarantee, however, is limited to the sum of $736,800. In consideration of its guarantee, the Company receives a monthly fee from Mar-Val Food Store, Inc. equal to 5% of the base monthly rent under the lease.

    The Company leases its produce warehouse to Joe Notrica, Inc., of which director Morrie Notrica is the President and a shareholder. The lease is for a term of five years expiring in November 1998 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. If the option to extend is exercised, rent during the option period will be the lesser of fair rental value or the monthly rent during the initial term as adjusted to reflect the change in the Customer Price Index during the initial term.

    In September 1995, the Company entered into a supply agreement with Nob Hill General Store, Inc. ("Nob Hill"), of which Nominee Michael Bonfonte is the President. The agreement provides for the purchase by Nob Hill of a substantial amount of its merchandise requirements in each fiscal year of the Company. The agreement contains provisions for adjustments in the amount based upon the number of stores operated by Nob Hill. The agreement has a term of seven years, subject to earlier termination in certain situations.

    Cala Co. (of which nominee Harley DeLano is the President) acquired the stock of Bell Markets, Inc. in June 1989. The Company guaranteed the payment by Cala Co. of certain promissory notes in favor of the selling shareholders. The promissory notes mature in June 1996 and total $8 million; however, the Company's guaranty obligation is limited to $4 million. In addition, and in connection with the acquisition, the Company guaranteed the lease obligations of Bell Markets, Inc. during a 20-year period under a lease relating to two retail grocery stores located in San Francisco, California. Annual rent under the lease is $327,019. In the event the Company's guaranty is ever called upon, the Company has the right to receive an assignment of the lease relating to the locations. Concurrently with the foregoing transactions, Bell Markets, Inc. entered into a 5-year agreement to purchase a substantial portion of its merchandise requirements from the Company.

    Grocers General Merchandise Company ("GM"), a subsidiary, and Food 4 Less GM, Inc. ("F4LGM"), an indirect subsidiary of Ralphs Grocery Company, are parties to a joint venture agreement. Under the agreement, GM and F4LGM are partners in a joint venture partnership known as Golden Alliance Distribution ("GAD"). The partnership was formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California, and each of the partners has entered into a supply agreement with Golden Alliance Distribution providing for the purchase of general merchandise products from Golden Alliance Distribution.


    The Company guarantees certain obligations under a sublease of market premises located in Pasadena, California, and under which Berberian Enterprises, Inc., of which Director John Berberian is the President and a shareholder, is the sublessor. The guaranty is of the obligations of the sublessee to pay minimum rent, common area costs, real estate taxes and insurance during the first seven years of the term of the sublease, which commenced in September 1995. Minimum rent under the sublease is $10,000 per month. In consideration of its guaranty, the Company receives a monthly fee from the sublessee equal to 5% of the monthly amounts guaranteed.

    Since the Company's retail and financial assistance programs are only available to persons and entities which are patrons of the Company, it is not possible to assess whether the foregoing transactions are less favorable to the Company than similar transactions with unrelated third parties. However, management believes that each such transaction is on terms no more favorable to the patron than those which would be available to other similar patrons.



    On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karaffa in acquiring a home in connection with his becoming employed by the Company. The loan bears interest at 8% per annum and is secured by a second deed of trust on the home. The loan has a term of eight years, with interest only payable during the first five years. While the terms of the loan are perhaps more favorable than would have been available to Mr. Karaffa from a third party lender, the Company believes the terms to be fair and appropriate given that the relatively higher cost of housing in Southern California is an impediment to the hiring of qualified executives.


    Certain other transactions involving other directors of the Company are described in the section of this proxy statement entitled "Compensation Committee Interlocks and Insider Participation."

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Coopers & Lybrand, L.L.P., served as the Company's independent public accountants for the fiscal year ended September 2, 1995. The Board of Directors has not yet selected the Company's independent public accountants for the current fiscal year. Such selection normally occurs in May of each year. A representative of Coopers & Lybrand is expected to be available at this year's Annual Meeting to respond to appropriate questions and to make a statement if such firm desires to do so.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    Under  the  present rules  of the  Securities  and Exchange  Commission (the
"Commission"), the deadline for shareholders to submit proposals to be considered for inclusion in the Company's proxy statement for next year's Annual Meeting of Shareholders is expected to be October 16, 1996. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Secretary of the Company at the address of the Company's principal executive office shown on the first page of this proxy statement.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matters which may be presented for action at the Annual Meeting. If any matters not referred to in the form of proxy relating to the Annual Meeting come before the Annual Meeting, the proxy holders named in such form will vote the shares represented thereby in accordance with their judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS


Dated: February   , 1996

                                        DAVID A. WOODWARD, CORPORATE SECRETARY

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 2, 1995, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                   P R O X Y
                     SOLICITED BY THE BOARD OF DIRECTORS OF
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
              FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 2, 1996


    The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints WILLARD R. MACALONEY, ALFRED A. PLAMANN and DAVID A. WOODWARD attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares which the undersigned is entitled to vote and all of the Class B Shares which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Certified Grocers of California, Ltd. (the "Company"), to be held on April 2, 1996, notice of which meeting and the proxy statement accompanying the same have been received by the undersigned, or at any adjournment thereof, as follows:


    1. ELECTION OF TWELVE DIRECTORS BY CLASS A SHARES.
       Nominees: Louis A. Amen, John Berberian, Lyle A. Hughes, Darioush Khaledi, Mark Kidd, Willard R. MacAloney, Jay McCormack, Morrie Notrica, Michael A. Provenzano, Allan Scharn, James R. Stump and Kenneth Young

       / / VOTE FOR  all  nominees listed  above,  EXCEPT ANY  WHOSE  NAMES  ARE
           CROSSED OUT IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

           / / WITHHOLD AUTHORITY to vote for all nominees listed above.

    2. ELECTION OF THREE DIRECTORS BY CLASS B SHARES.
       Nominees: Michael Bonfonte, Harley DeLano and Roger K. Hughes

       / / VOTE FOR  all  nominees listed  above,  EXCEPT ANY  WHOSE  NAMES  ARE
           CROSSED OUT IN THE ABOVE LIST (the Board of Directors favors an instruction to vote for all nominees).

           / / WITHHOLD AUTHORITY to vote for all nominees listed above.


    3. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof, other than the approval of loans to or guaranties of the obligations of any patron of the Company upon the security of shares of stock of the Company or any director of the Company.


    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED FOR ITEMS 1 AND 2, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED: --------------, 1996

--------------------------------------------   --------------------------------------------
Signature                                      Title

--------------------------------------------   --------------------------------------------
Signature                                      Title

--------------------------------------------   --------------------------------------------
Signature                                      Title

       PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                   P R O X Y
                     SOLICITED BY THE BOARD OF DIRECTORS OF
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.
                   REGARDING APPROVAL OF LOANS OR GUARANTIES


    The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints MARSHALL ITALIANO, ARTHUR REICHER and DAVID A. WOODWARD, or any two of said persons, as attorneys and proxies (each with power of substitution) to act for the undersigned, to execute written consents without a meeting or prior notice, and otherwise to represent all of the Class A Shares of Certified Grocers of California, Ltd. ("Company") which the undersigned would be entitled to vote, to consider, act upon and, in said proxies' discretion, approve any loan of money or property by the Company or any of its subsidiaries to, or any guaranty by the Company or any of its subsidiaries of the obligations of, the following:


    (1) Any patron of the Company upon the security of the shares of stock of the Company held by such patron.

    (2) Any director of the Company, in which case approval shall be required by two of the proxy holders, excluding any proxy holder affiliated with the director.

    The shares of stock represented by this proxy shall be voted as follows:

           / / IN FAVOR            / / AGAINST            / / ABSTAIN


    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF "IN FAVOR", IT WILL BE VOTED IN SAID PROXIES' DISCRETION RESPECTING APPROVAL OF SUCH LOANS OR GUARANTIES; IF "AGAINST", IT WILL BE VOTED AGAINST SUCH LOANS OR GUARANTIES; AND, IF "ABSTAIN", IT WILL NOT BE VOTED RESPECTING APPROVAL OF SUCH LOANS OR GUARANTIES. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED AS IF "IN FAVOR" HAD BEEN DIRECTED.


    UNLESS REVOKED, THIS PROXY SHALL BE VALID THROUGH APRIL 1, 1997.

DATED: --------------, 1996

--------------------------------------------   --------------------------------------------
Signature                                      Title

--------------------------------------------   --------------------------------------------
Signature                                      Title

--------------------------------------------   --------------------------------------------
Signature                                      Title

       PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                  PLEASE COMPLETE, DATE, SIGN AND RETURN THIS
                  PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.